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Exhibit (8)(s)

STATE STREET BANK AND TRUST COMPANY
Custodian Fee Schedule
Sanford Bernstein International Fund
Sanford Bernstein Emerging Market Fund

I. GLOBAL CUSTODY

Includes: Maintaining custody of assets. Settling portfolio purchases and sales. Reporting buy and sell fails. Determining and collecting portfolio income. Making cash disbursements and reporting cash transactions. Monitoring corporate actions. Withholding foreign taxes. Filing foreign tax reclaims.

A. Holdings Fees (basis points per portfolio per annum):

Group I         Group II          Group III        Group IV       Group V         Group VI      Group VII       Group VIII
Canada          Australia         Austria          Finland        Indonesia       Argentina     Chile           Bangladesh
Denmark         Belgium           Malaysia         Thailand       Philippines     Brazil        China           Columbia
Euroclear       France            Mexico           Hong Kong      S. Korea        Taiwan        Greece          India
Germany         Ireland           Singapore                       Turkey                        Poland          Israel
Japan           Italy             S. Africa                                                     Portugal        Pakistan
U.K.            Netherlands       Spain                                                         Sri Lanka       Peru
                New Zealand       Sweden                                                                        Uruguay
                Norway                                                                                          Venezuela
                Switzerland

Group I         Group II          Group III        Group IV       Group V         Group VI      Group VII       Group VIII
3.0             5.0               8.0              10.0           15.0            25.0          30.0            40.0

B. Transaction Charges (U.S. Dollars): *

Group I        Group II           Group III        Group IV       Group V         Group VI
$30            $60                $75              $100           $125            $150
Canada         Australia          Argentina        China          Hungary         Bangladesh
Euroclear      Austria            Belgium          Columbia       Jordan          Uruguay
Germany        France             Brazil           Greece         Pakistan
Japan          Hong Kong          Chile            India          Peru
Mexico         Italy              Denmark          New Zealand
Netherlands    S. Africa          Finland          Norway
               Spain              Indonesia        Singapore
               Switzerland        Ireland          Zimbabwe

               Thailand           Israel
               U.K.               Malaysia
                                  Philippines
                                  Poland
                                  Portugal
                                  S. Korea
                                  Sri Lanka
                                  Sweden
                                  Taiwan
                                  Turkey
                                  Venezuela

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* Electronic delivered trade transactions will be lowered by $3.00
Settlement of Third Party Foreign Exchange (per transaction)          $50.00

II. DOMESTIC CUSTODY CHARGES

Transactions

Holding Fees Annual Fee in Basis Points

First 50 million         3
Next 50 million          2
Over 100 million         1

State Street Bank Repos                                             $ 7.00

DTC or Fed Book Entry Buy/Sell                                      $12.00

New York Physical Buy/Sell                                          $25.00

PTC Buy/Sell                                                        $12.00

All other trades                                                    $16.00

Option charge for each option written or closing contract,
per issue, per broker                                               $25.00

Option expiration/Option exercised                                  $15.00

Deliver loaned securities versus cash collateral                    $20.00

Deliver loaned securities versus securities collateral              $30.00

Receive/deliver additional cash collateral                          $ 6.00

Substitutions of securities collateral                              $30.00

Deliver cash collateral versus receipt of loaned securities         $15.00

Deliver securities collateral versus receipt of loaned securities   $25.00


Loan administration - mark-to-market per day, per loan              $ 3.00

Interest Rate Futures - no security movement                        $ 8.00

Monitoring for calls and processing coupons -                       $ 5.00
for each coupon issue held - monthly charge

Principal reduction payments per paydown                            $10.00

Dividend charges (for items held at the request of                  $50.00
traders over record date in street form)

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III. PORTFOLIO AND FUND ACCOUNTING

Maintain investment ledgers selected portfolio transactions, position and income reports. Maintain general ledger and capital stock accounts. Prepare daily trial balance. Calculate net asset value. Provide selected general ledger reports. Securities yield or market value quotations will be provided to State Street by the fund or via State Street's pricing service. (see schedule IV.)

$3,750 per month

IV. PRICING SERVICE
Monthly Quote Charge: (Based on the average number of positions in portfolio)

Municipal Bonds via Muller Data                                  $21.00

Municipal Bonds via Kenny Information System                     $16.00

Government, Corporate and Convertible Bonds via Merrill Lynch    $12.00

Corporate and Government Bonds via Muller Data                   $11.00

Options, Futures and Private Placements                          $ 6.00

Foreign Equities and Bonds via Extel Ltd.                        $ 5.00

Listed Equities, OTC Equities, and Bonds                         $ 6.00

Corporate, Municipal, Convertible and Government Bonds,          $ 6.00
Adjustable Rate Preferred Stocks via IDSI

V. SPECIAL SERVICES

Fees for activities of non-recurring nature such as consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for tax accounting/recordkeeping for options, financial futures and other special items will be negotiated separately.


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VI. OUT-OF-POCKET EXPENSES

A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

Telephone

Wire Charges ($5.25 per wire in and $5.00 out)
Postage and Insurance
Courier Service
Duplicating
Legal Fees
Supplies Related to Fund Records
Rush Transfer - $8.00 each
Transfer Fees
Sub-Custodian Out-of-Pocket Charges (e.g. stamp duties, registration, etc.) Price Waterhouse Audit Letter
Federal Reserve Fee for Return Check Items Over $2,500 - $4.25
GNMA Transfer - $15.00 Each

VII. BALANCE CREDITS

A balance credit equal to 90% of the 90-day Treasury Bill rate, in effect the last business day of each month, will be applied to the Custodian Demand Deposit Account (U.S.) balance, net of check redemption service overdrafts, on a pro-rated basis against the fund's Custodian Fees, excluding out-of-pocket expenses. The balance credit will be cumulative and carried forward each month. Any excess credit remaining at year-end (December 3lst) will not be carried forward.

SANFORD C. BERNSTEIN FUND, INC.
By: Jean Margo Reid
Title:  Secretary
Date: July 9, 1996

STATE STREET BANK AND TRUST CO.
By: Jeff D. Conway
Title:  Vice President
Date:  June 26, 1996